Exhibit 10.1

AMENDMENT NO. 4 TO

LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 4 TO LOAN AND SECURITY AGREEMENT (“Amendment No. 4”), dated as of January 5, 2003, by and among PEMSTAR Inc., a Minnesota corporation (as the surviving corporation of the merger with Pemstar Pacific Consultants, Inc., and together with its successors and assigns, “Parent”), Turtle Mountain Corporation, a North Dakota Corporation (together with its successors and assigns, “Turtle Mountain” and together with Parent, each individually a “Borrower” and collectively, “Borrowers”), Gentlelife, Inc., a California corporation, formerly known as Kinderlife Instruments Inc. (together with its successors and assigns, “Guarantor”) and Congress Financial Corporation (Central), an Illinois corporation, in its capacity as administrative and collateral agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the parties thereto as lenders (in such capacity “Agent”).

W I T N E S S E T H :

WHEREAS, Agent, Borrowers, Guarantor, Fleet Capital Corporation, a Rhode Island corporation, in its capacity as Documentation Agent for Lenders (in such capacity, “Documentation Agent”), and the parties to the Loan Agreement as lenders, whether by execution of the Loan Agreement or an Assignment and Acceptance (individually, each a “Lender” and collectively, “Lenders”), have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) have made, and may make, loans and advances and provide other financial accommodations to Borrowers as set forth in the Loan and Security Agreement, dated April 25, 2003, by and among Agent, Borrowers, Guarantor, Documentation Agent and Lenders, as amended by Amendment No. 1 to Loan and Security Agreement, dated April 25, 2003, Amendment No. 2 to Loan and Security Agreement, dated as of June 30, 2003 and Amendment No. 3 to Loan and Security Agreement, dated as of July 10, 2003 (as amended hereby and as the same may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”, and together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, as from time to time amended and supplemented, collectively, the “Financing Agreements”);

WHEREAS, Borrowers and Guarantor have requested that Agent and Lenders make certain amendments to the Loan Agreement and the other Financing Agreements;

WHEREAS, Agent and Lenders are willing to agree to such amendments, subject to the terms and conditions herein; and

WHEREAS, by this Amendment No. 4, Agent, Lenders, Borrowers and Guarantor desire and intend to evidence such consent and amendments.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, the parties hereto agree as follows:

1    Definitions.

(a)    Amendment to Definition of “Obligations”. Section 1.75 of the Loan Agreement is hereby amended by adding the following after the last sentence thereof:

i. “Without limiting the generality of the foregoing, the term “Obligations” shall include, without limitation, all obligations, liabilities and indebtedness owing to Agent, any Affiliate of Agent, any Lender, any Affiliate of any Lender or any other financial institution acceptable to Agent (and as to any such Affiliate, Lender, Affiliate of any Lender or other financial institution only to the extent approved by Agent) arising from or in connection with Bank Products (and Agent hereby confirms that Fleet National Bank is approved by it for this purpose); provided, that, in no event shall the Affiliate, Lender or other financial institution party to such Bank Products to whom such obligations, liabilities and indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness other than for purposes of Section 5.1 hereof and other than for purposes of Sections 12.1, 12.2, 12.5, 12.6, 12.7 and 12.12 hereof .”

(b)    Additional Definitions. As used herein, the following terms shall have the respective meanings given to them below and the Loan Agreement shall be deemed and is hereby amended to include, in addition and not in limitation of, each of the following definitions:

i.    “Amendment No. 4” shall mean this Amendment No. 4 to Loan and Security Agreement by and among Agent, Lenders, Borrowers and Guarantor, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition to and not in limitation of, such definition.

ii.    “Bank Products” shall mean any one or more of the following types or services or facilities provided to a Borrower by Agent, any Affiliate of Agent, any Lender, any Affiliate of any Lender or any other financial institution acceptable to Agent (and in each case as to any such Affiliate, Lender, Affiliate of any Lender or other financial institution only to the extent approved by Agent): (A) credit cards or (B) cash management or related services, including (1) the automated clearinghouse transfer of funds for the account of a Borrower pursuant to agreement or overdraft for any accounts of Borrowers maintained at Agent, any Affiliate of Agent, any Lender or any Affiliate of any Lender (in each case to the extent approved by Agent) that are subject to the control of Agent pursuant to any Deposit Account Control Agreement to which Agent, such Affiliate of Agent, Lender or Affiliate of Lender is a party, as applicable, and (2) controlled disbursement services and (C) Hedge Agreements if and to the extent permitted under the Loan Agreement.

iii.    “Hedge Agreement” shall mean an agreement between any Borrower or Guarantor and any Affiliate of Agent or any other financial institution acceptable to Agent that is a rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Hedge Agreements”.

(c)    Interpretation. For purposes of this Amendment No. 4, unless otherwise defined herein, all terms used herein, including, but not limited to, those terms used and/or defined in the recitals above, shall have the respective meanings assigned to such terms in the Loan Agreement.

2    Payments. Section 6.4(a) of the Loan Agreement is amended by deleting the sentence that begins “fifth” and substituting the following sentence therefor:

“fifth, to pay or prepay any other Obligations whether or not then due (but not including for this purpose any Obligations arising from or in connection with any Bank Products), in such order and manner as Agent determines and to be held as cash collateral in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Accommodations plus the amount of fees and expenses payable in connection therewith through the end of the latest expiration date thereof, and sixth, to pay any Obligations then due to Agent, any Affiliate of Agent, any Lender, any Affiliate of any Lender or other financial institution acceptable to Agent (and in each case as to any such Affiliate,

Lender, Affiliate of any Lender or other financial institution only to the extent approved by Agent) arising from or in connection with any Bank Products.”

3    Additional Representations, Warranties and Covenants. Each Borrower and Guarantor represents, warrants and covenants with and to Agent and Lenders as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof:

(a)    This Amendment No. 4 has been duly executed and delivered by each Borrower and Guarantor and is in full force and effect as of the date hereof and the agreements and obligations of each Borrower and Guarantor contained herein constitute legal, valid and binding obligations of each Borrower and Guarantor enforceable against each of them in accordance with their respective terms.

(b)    No action of, or filing with, or consent or any governmental or public body or authority, and no approval or consent of any other party, is or will be required to authorize, or is or will be otherwise required in connection with, the execution, delivery and performance of this Amendment No. 4 other than such filings with the Securities and Exchange Commission as Borrowers may deem advisable to comply with applicable law.

(c)    After giving effect to the provisions of this Amendment No. 4, no Event of Default exists or has occurred as of the date of this Amendment No. 4.

4    Conditions Precedent. The effectiveness of the amendments contained herein shall be subject to: (a) the receipt by Agent of this Amendment No. 4 duly authorized, executed and delivered by the parties hereto and (b) the receipt by Agent of the approval of Required Lenders, in form and substance satisfactory to Agent, to the terms and conditions of this Amendment No. 4.

5    Effect of this Amendment. Except as expressly set forth herein, no other amendments, consents, changes or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof and Borrowers shall not be entitled to any other or further amendment or consent by virtue of the provisions of this Amendment No. 4 or with respect to the subject matter of this Amendment No. 4. To the extent of conflict between the terms of this Amendment No. 4 and the other Financing Agreements, the terms of this Amendment No. 4 shall control. The Loan Agreement and this Amendment No. 4 shall be read and construed as one agreement.

6    Governing Law. The validity, interpretation and enforcement of this Amendment No. 4 and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Illinois.

7    Binding Effect. This Amendment No. 4 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

8    Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 4.

9    Counterparts. This Amendment No. 4 may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment No. 4, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Amendment No. 4 by telefacsimile shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 4. Any party delivering an executed counterpart of this Amendment

No. 4 by telefacsimile also shall deliver an original executed counterpart of this Amendment No. 4, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment No. 4 as to such party or any other party.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to be duly executed and delivered by their authorized officers as of the day and year first above written.

AGENT

CONGRESS FINANCIAL CORPORATION (CENTRAL), as Agent

By: /s/ Brian Hynds

Title: Vice President

BORROWERS

PEMSTAR INC.	TURTLE MOUNTAIN CORPORATION

By: /s/ Greg S. Lea	By: /s/ Roy Bauer

Title: CFO	Title: Treasurer

GUARANTOR

GENTLELIFE, INC.

By: /s/ William H. Rice II

Title: Assistant Secretary